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                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 21st day of August, 2002 by and between Ramiro Ortiz (hereinafter the "Executive") and BankUnited Financial Corporation, a Florida corporation ("BankUnited" or the "Company").

                                    Recitals

A         The Boards of Directors of BankUnited (referred to herein as the
"Board") have determined that it is in the best interests of the Company and its shareholders to obtain the services of the Executive.

B         The Company, on behalf of itself and its shareholders, wish to engage the services of Executive.

C         The Company is concerned that in the event of a possible or threatened
Change of Control (as hereinafter defined), uncertainties necessarily arise and the Executive may have concerns about his employment status and responsibilities, and may be approached by others offering competing employment opportunities, and the Company therefore desires to provide the Executive assurances as to the continuation of his employment status and responsibilities in such event. The Company further desires to assure that, if a possible or threatened Change of Control should arise and the Executive should be involved in deliberations or negotiations in connection therewith, the Executive would be in a secure position to consider and participate in such transaction as objectively as possible in the best interests of the Company and, to this end, desires to protect the Executive from any direct or implied threat to his financial well-being.

D         The Board has determined that this Agreement will reinforce and encourage the Executive's attention and dedication to the Company.

E         The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth, but desires assurance that in the event of such a threatened or actual Change of Control he will continue to have the employment status and responsibilities he could reasonably expect absent such event and, in the event of his termination or a Change of Control, he will have fair and reasonable severance protection on the basis of his service to the Company at that time.

          NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

          1. Definitions. In addition to the words and terms defined elsewhere in this Agreement, the following words and terms as used herein shall have the meanings as set forth below, unless the context or use indicates a different meaning:

          (a) "Date of Termination" means the date of receipt of a Notice of Termination or any later date specified therein, as the case may be; provided, however, that if the

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Executive's employment is terminated by reason of the Executive's death or
Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

          (b) "Disability" means any physical or mental condition that prevents the Executive from performing the essential function of his position for at least three (3) months after the commencement of such condition and that is determined to be of a permanent duration by a physician acceptable to the Company and the Executive or the Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld). If the Company determines in good faith that the Disability of the Executive has occurred, and that it cannot reasonably accommodate as defined by law it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective as of the Disability Effective Date, provided that the Executive shall not have returned to full-time performance of the Executive's duties prior to the Disability Effective Date. Any subsequent different Disability, shall not be deemed a continuation of a prior Disability and, the determination of time periods for the purposes of this provision shall recommence. Any dispute shall be resolved by arbitration as provided in Section 24.

          (c) "Disability Effective Date" means the date thirty (30) days following receipt by the Executive of notice from the Company of the Company's intention to terminate the Executive's employment because of the Executive's Disability.

          (d) "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of termination for Cause, sets forth circumstances claimed to provide a basis for termination of the Executive's employment for Cause in reasonable detail and includes the resolution of the Board regarding the termination of the Executive's employment for Cause, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date.

          (e) "Change of Control Payment" means a lump sum cash payment to the Executive by the Company in an amount which equals the greater of either: (i) two (2) times the Executive's Base Salary for the year in which the termination occurs plus two (2) times the amount equal to the last Annual Bonus awarded to the Executive during the year prior to a Change of Control, or (ii) Executive Base Salary from the date of the Change of Control through the remainder of this Contract's Term.

          (f) "Vested Benefits" means all amounts earned by and vested in the Executive pursuant to the plans, programs, policies and practices of the Company, including, without limitation, the BankUnited Financial Corporation Profit Sharing Plan, stock options, stock grants, disability insurance plan, and group life insurance plans.

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     2.   Employment.

          2.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein, for the period commencing immediately upon the effective date of the Executive's resignation from his current position, which date shall not be sooner than the close of business on September 20, 2002 nor later than the beginning of business on September 23, 2002 (hereinafter the "Commencement Date") and expiring September 30, 2007 (the "Term") unless sooner terminated as hereinafter set forth.

          2.2 Position and Duties of Executive. The Executive shall serve as the President, Chief Operating Officer and Chief Administrative Officer ("COO") of BankUnited and President and COO of BankUnited, FSB and a member of the Board of Directors of BankUnited and BankUnited, FSB, so long as he continues as the President and COO. During the Term of employment, the Executive shall diligently perform all services as may be reasonably assigned to him by the CEO, Board or its Chairman and shall exercise such power and authority as may from time to time be delegated to him by the CEO, Board or its Chairman. The Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of, the CEO, Board or its Chairman and no other person or group shall be given authority to supervise or direct Executive in the performance of his duties. The Executive shall devote substantially all his working time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company, render such services efficiently and to the best of his ability, and use his best efforts to promote the interests of the Company.

          2.3 Place of Performance. In connection with his employment by the Company, the Executive's principal place of employment shall be the Company's executive offices in Florida.

     3.   Compensation.

          3.1 Base Salary. The Executive shall receive a base salary of $400,000 (the "Base Salary") per year during the Term of this Agreement, with such Base Salary payable in installments consistent with the Company's standard payroll practice for executives. Prior to each November, commencing in 2003 and occurring during the Term, the Board shall review the Executive's annual rate of salary and may, in its discretion, approve an increase of the Executive's Base Salary for the ensuing year. The first and last year shall be prorated based on the number of months in such year. In addition to salary, the Executive may receive other cash or stock compensation from the Company for services rendered hereunder at such times, in such amounts and on such terms and conditions as the Board, in its discretion, may determine from time to time continuing throughout the Term. The Base Salary shall not be decreased unless the Executive is not performing his duties and responsibilities in all material respects to the satisfaction of the Board. Any increase in Base Salary shall not limit or reduce any obligation to the Executive under this Agreement. The Executive shall not separately receive directors fees. All disputes as to Base Salary shall be resolved by Arbitration as provided in paragraph 24.

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          3.2  Annual Bonus. The Executive may be entitled to a cash bonus (the
"Annual Bonus") for each year of the Term (for purposes of this Agreement a "year" shall mean the calendar year). The first and last "year" shall be prorated based on the number of months of employment in such year. The Annual Bonus for a year shall be based upon merit during such year (taking into account various factors including net income, assets and deposit growth, performance, and such other factors as may be deemed appropriate by the CEO, Compensation Committee and the Board) and shall be determined, after recommendation by the Chairman, by the Compensation Committee of the Board (or the full Board in the absence of such Committee or a replacement therefor) in their sole discretion. The range of Annual Bonus shall be performance based determined in accordance with the standard practices of the Company's Compensation Committee.

     4.   Additional Benefits.

          4.1 Expense Reimbursement. During the Term, upon the submission of supporting documentation by the Executive in form sufficient to permit deduction thereof under applicable tax law (but without regard to actual deductibility), the Company shall promptly reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for entertainment and all travel and living expenses while away from home on business or at the request of the Company, provided that such expenses are incurred and accounted for in accordance with the Company's regular policies and procedures.

          4.2 Other Benefits. The Company shall provide the Executive the standard benefits provided to other senior executives, including, major medical and hospitalization insurance coverage, group disability and group life insurance for the Executive (collectively, the "Policies"), which Policies the Company shall keep in effect at its sole expense throughout the Term. To the extent any Policies have an eligibility period, Executive may maintain his existing equivalent coverage under COBRA and the Company shall reimburse him for that expense until the eligibility period is satisfied. In addition to the group disability insurance coverage provided by the Company to its executive employees, the Company shall pay to the Executive $5,000 annually to reimburse him for the cost (or a portion of the cost) of an individual disability policy for a term of five years, without deduction for any payments provided under the Company's group disability insurance coverage. In addition to group life insurance the Company shall maintain on the life of the Executive a five year term life insurance policy in the amount of $2,500,000, the beneficiary of which shall be designated by the Executive. If the life insurance policy is portable and fully transferable, the Company agrees to make reasonable efforts to have the policy transferred to the Executive upon his termination, at which time the Executive will be fully responsible for all premiums and maintenance of such policy. The Executive represents to the Company that he is a "healthy, non-smoker." The Executive understands that the Company's obligation to purchase the life insurance policy described above ceases if the Executive's representation is false or misleading. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary or Annual Bonus payable to the Executive pursuant to this Agreement.


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          4.3  Automobile Allowance. During the Term, the Company shall provide
Executive with an automobile allowance of six hundred dollars ($600) per month, which amount is intended to compensate Executive for wear and tear and reimburse the Executive for all costs of gasoline, oil, repairs, maintenance, insurance and other expenses incurred by Executive by reason of the use of Executive's automobile for Company business from time to time. The amount of this allowance will be reviewed by the Company and the Executive on each anniversary from the Commencement Date during the Term, and increased prospectively as is necessary to compensate and reimburse the Executive for such wear and tear and costs.

          4.4 Vacation. The Executive shall be entitled to four (4) weeks vacation per year, said vacation to be scheduled so as not to materially interfere with the performance by the Executive of his duties pursuant to this Agreement.

          4.5 Club Membership. The Company shall pay initiation fees (not to exceed $45,000. at LaGorce Country Club and dues for the Executive's membership at La Gorce Country Club and Riviera Country Club, and such luncheon clubs as he deems appropriate for the discharge of his duties hereunder. The membership at LaGorce Country Club shall be the property of the Company; and be in the Company's name if possible.

          4.6 Stock Option Compensation. Executive shall be granted options within sixty (60) days of the Commencement of the term of this Agreement to purchase 30,000 shares of the Company's Class A Common Stock, at the market price of such stock at the date of grant, one-fifth (1/5) which shall vest each year, subject to performance goals established by the Compensation Committee. Executive shall also be eligible to participate in stock option, incentive compensation and other plans providing opportunities to receive additional compensation.

          4.7 Working Facilities and Support Staff. The Company shall furnish the Executive with an office or offices, of a size and with furnishings and other appointments, and secretarial and such other facilities and support services suitable to his position and adequate for the performance of his duties hereunder including, but not limited to, appropriate internet and news service subscriptions, cellular telephones, computers ("palm," "lap top" or other appropriate computer/cellular devices).

          4.8 Securities Grants. At the first meeting of the Board of Directors of the Company following Commencement Date, Executive shall receive the following (which has already been approved by the Compensation Committee):

               a) A grant of a number of shares based on the closing price bid of the Company's Class A Common Stock on the date of grant, having a value of $400,000.00 ownership of which is to vest in equal amounts over five years. (As these annual grants vest, they become "Vested Benefits" for purposes of this Agreement);

               b) Five annual grants on the ensuing five anniversary dates of this Agreement of a number of shares of the Company's Class A Common Stock having a value on


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the date of each grant of $187,500.00 based on the closing price of the Class A
Common Stock as of the date of grant, ownership of which is to vest in equal amounts over five years from the date of grant. (As the annual grants vest, they become "Vested Benefits" for purposes of this Agreement.) The Company at its election may satisfy these grants with an equivalent cash payment.

               c) The shares granted pursuant to subparagraph (a) and (b) shall not be delivered to the Executive, but, rather shall be placed in a "rabbi trust" so as to defer the federal income tax to the Executive. A "rabbi trust" shall be utilized. Among other provisions, it shall contain provisions that the Executive shall receive all of the trust property within thirty (30) days following any of the following: the Executive's termination under Sections 5.2 or 5.3, or an event which is a Change of Control as defined in Section 6.

               d) (i) In the event of a Change of Control, all grants previously not vested shall become fully vested and if any grant has not been made as provided in (a) or (b) above there shall be granted to the Executive a sufficient number of shares to satisfy the requirements of such provisions based on the closing price bid of the Class A Common Stock on the date of the grant.

                    (ii) In event this Agreement terminates under 5.3 (Termination Without Cause) or under 5.2 as a result of disability, all grants previously not vested shall continue to vest in accordance with the vesting schedule provided in (a) and (b) above, and if any grant has not been made as provided in (b) above, there shall continue to be granted to the Executive a sufficient number of shares to satisfy the requirements of such provision based on the closing price bid of the Class A Common Stock on the date of the grant which shall continue to vest in accordance with the vesting schedule provided in
(b) above. The Company, at its election, may satisfy one or more the grants with an equivalent cash payment.

                    (iii) In the event this Agreement terminates under 5.2 as a result death, all grants not vested as of the date of death shall lapse and no further grants shall be made to satisfy the provision of Section (a) and (b).

          4.9 Annuity Payment. Executive shall be provided with an annuity to be purchased on his fifty-fifth (55th) birthday that shall provide monthly benefits of $950. beginning on the Executive's sixty-fifth (65th) birthday and for the remaining life of the Executive. To the extent possible, the annuity described herein shall be held in a manner so as to defer the federal income tax to the Executive.

          4.10 Indemnification and Insurance.

               (a) During the Term of this Agreement, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to the Executive pursuant to this section

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4.10 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

               (b) To the maximum extent permitted under applicable law, during the Term of this Agreement and for a period of 3 years thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof.

     5.   Termination.

          5.1 Termination for Cause. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated by the Company for Cause. As used in this Agreement, "Cause" shall mean (i) any action or omission or failure of the Executive which constitutes a material breach of this Agreement, including without limitation failing to carry out his duties and responsibilities in accordance with Section 2.2 (if, however, the Board determines that it is an action, omission or failure which can be cured, the Company agrees to provide one cure period of sixty (60) days after receipt by the Executive of specific written notice of the issue. If the issue is not cured within the sixty (60) day period, or is of a nature that the Board determines cannot be cured, the Executive will be terminated for cause as specified in a Notice of Termination); (ii) the Executive engages in an act(s) of personal dishonesty, incompetence, or willful misconduct in connection with his employment, the performance of services or handling the affairs of the Company or BankUnited, FSB; (iii) the conviction of Executive for, or a plea of guilty or nolo contendere to, a criminal act which is a felony, or which is a misdemeanor involving theft, dishonesty or moral turpitude; (iv) the Executive breaches a fiduciary duty owed to the Company involving personal profit, intentional failure to perform stated duties, or which could seriously prejudice the interest of the Company, BankUnited, FSB, its depositors, or shareholders; or (v) the Executive's breach or willful violation of any law, rule, regulation, corporate policy (other than traffic violations or similar non-material offenses), or final cease and desist order in connection with his performance of services for the Company. An express termination by the Company for reasons other than those included above or which otherwise does not fall within another part of section 5, will be considered a termination without cause under paragraph 5.3. All disputes shall be resolved by Arbitration as provided in
Section 24.

          5.2 Termination for Death or Disability. This Agreement shall terminate automatically upon the Executive's death and may be terminated by the Company upon the Executive's Disability. Upon a termination by reason of the Executive's Disability, the Company shall pay to the Executive or his beneficiaries, as the case may be, (i) any compensation or other obligations accrued for periods prior to the Date of Termination, all of which shall be paid within fifteen (15) days after the Date of Termination, (ii) six (6) months of Base Salary, all of which shall be paid in installments consistent with the Company's payroll practice for executives, and shall implement the provisions for the Executive's Vested Benefits as of the Date of Termination. If Termination is due to the death of the Executive, the Company shall, within fifteen (15) days after the Date of Termination, pay to the Executive's estate or beneficiaries, as the case may be, any unpaid Base Salary, Annual Bonus and benefits accrued

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for periods prior to the Date of Termination, or, if an alternative beneficiary is designated in proper legal form, the payments and benefits shall be paid to said designated beneficiary. In addition, the life insurance proceeds from the policies described in this Agreement shall be paid to his personal representative or such other persons as the Executive may have designated in writing.

          5.3 Termination Without Cause. At any time the Company shall have the right to terminate Executive's employment hereunder by written notice to Executive; provided, however, that the Company shall (i) pay to Executive any unpaid Base Salary, and benefits and amounts due under the programs described in Sections 4 up to the Date of Termination, (ii) continue to pay Executive's Base Salary and benefits, described for the balance of the then effective Term without extension, and (iii) implement the provisions for the Executive's Vested Benefits as of the Date of Termination. The Company shall be deemed to have terminated the Executive's employment pursuant to this Section 5.3 if such employment is terminated by the Company without Cause. The Company and the Executive hereby stipulate that the Company may condition the payment and delivery of the amounts specified in clause (ii) of the first sentence of this
Section 5.3 on the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, BankUnited, FSB or any subsidiary or affiliate of either of them and gives the Company a full release of all then existing claims under this Agreement. Any disputes shall be resolved by Arbitration as provided in
Section 24.

          5.4 Resignation. In the event Executive resigns other than upon written request of the Company, Executive shall have not further right to any payments or grants due under this Agreement and all Executives' rights and benefits under this Agreement shall terminate. A termination of this Agreement under Sections 5.1, 5.2, or 5.3 shall not be considered a "resignation" under
Section 5.4 unless specifically agreed to in writing by the Executive and the Company.

     6.   Change of Control.

          6.1 Change of Control. A "Change of Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

          (a) any person, as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 ("Exchange Act"), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding voting securities (other than (A) any employee plan established by any "Corporation" [which for these purposes shall be deemed to be the Company and any corporation, association, joint venture, proprietorship or partnership which is connected with the Company either through stock ownership or through common control, within the meaning of Sections 414(b) and (c) and 1563 of the Internal Revenue Code of 1986, as amended], (B) the Company or any of its affiliates (as

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defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (E) Alfred R. Camner or any member(s) of his family or an entity, person, or group acting in concert with him or his family or on his behalf.

               (b) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Corporation, at least 51% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (a) above), directly or indirectly, of voting securities of the Company or of the surviving entity of such merger or consolidation or any parent thereof representing 51% or more of the combined voting power of the Company's then outstanding voting securities or the Company or any surviving entity or parent (other than Alfred R. Camner or any member(s) of his family or an entity, person, or group acting in concert with him or his family or on his behalf); or

               (c) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

          6.2  Payments Upon a Change of Control.

               (a) The Company shall, following the Change of Control, pay the Executive the Change of Control Payment which payment shall be made the earlier of six (6) months from the occurrence of a Change of Control or the acquiring entity's termination of the Executive; and

               (b) The Executive shall have the right, but not the obligation, to resign and the Company shall pay the Executive any Base Salary, or other benefits accrued for dates prior to the date of resignation and implement the provisions of the Executive's Vested Benefits; provided, however, that the Executive must remain in the employ of the acquiring entity for a period of time not to exceed six (6) months if the acquiring entity so desires; and

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          6.3  Arrangements Not Exclusive or Limiting. The specific arrangements referred to herein are not intended to exclude or limit the Executive's participation in other benefits available to executive personnel generally, or to preclude or limit other compensation or benefits as may be authorized by the Board of the Company at any time, or to limit or reduce any compensation or benefit to which the Executive would be entitled but for this Agreement.

     7.   Gross-Up of Change of Control Payments (if applicable).

               (a) This Section shall apply if Executive's employment is terminated upon or following a Change of Control as defined in Section 6 of this Agreement. If this Section applies, then, for any taxable year, the Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) the Executive, the Company shall pay to the Executive an amount equal to X determined under the following formula:

          X = E x P
              -------------------------------------
              1 - [(FI x (1 - SLI)) + SLI + E + M]
          -----
          where

          E = the rate at which the excise tax is assessed under section 4999 of the Code;

          P = the amount with respect to which such excise tax is assessed, determined without regard to this Section 7;

          FI = the highest marginal rate of income tax applicable to the Executive under the Code for the taxable year in question;

          SLI = the sum of the highest marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question; and

          M = the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

     With respect to any payment in the nature of compensation that is made to (or for the benefit of) the Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this Section 7(a) shall be made to the Executive on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by the Executive.

     (b) Notwithstanding anything in this Section 7 to the contrary, in the event that the Executive's liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in Section 7(a), the Executive or the Company, as

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the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 7(a), when increased by the amount of the payment made to the Executive under this Section 7(b) by the Company, or when reduced by the amount of the payment made to the Company under this Section 7(b) by the Executive, equals the amount that should have properly been paid to the Executive under Section 7(a). The interest paid under this Section 7(b) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to the Executive under this Section 7, the Executive shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

     (c) Notwithstanding the provisions of Sections 7(a) and (b) above, in the event that the Executive shall be required to pay any additional amount of excise tax under section 4999 of the Code, or any successor to such section, or under any similar federal, State or local tax provision in connection with his receipt of payment in the nature of compensation from the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) the Executive, the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment ") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes) and the excise tax under the Code and/or State and local tax provision imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed by the Code or any State or local tax provision upon such compensation. For purposes of this paragraph 7(c), the term "taxes" shall include, but not be limited to, income taxes and the Executive's share of any employment taxes.

     (d) This section shall not apply to any entitlement to stock options, stock grants, or other securities of the Company.

     8.   Regulatory Considerations.

          Notwithstanding anything herein to the contrary, any payments to Executive by BankUnited, whether pursuant to this Agreement or otherwise, are subject to and conditioned on compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. ss. 1828(k) and any regulations promulgated thereunder.

          Executive acknowledges that, as a result of recent corporate responsibility laws enacted, including the Sarbanes-Oxley Act, employment contracts with executives of publicly traded companies may have to be modified to bring their agreement into conformity with the law and the Executive agrees to cooperate in all reasonable respects and consistent with other high level executives.

     9.   Non-Competition.

          9.1 The Executive acknowledges that during the Term of this Agreement, he will learn or be privy to valuable confidential business information, and he will develop and cultivate on behalf of BankUnited substantial relationships with past, present and prospective business customers of BankUnited. During the term of this Agreement with BankUnited, and thereafter, Executive will not, directly or indirectly, use or disclose to anyone, or authorize disclosure of any confidential information or trade secrets except for the benefit of BankUnited.

          9.2 The Executive acknowledges that the confidentiality of the protected information with which Executive has been or may become privy is essential and proprietary to BankUnited and is owned and shall continue to be owned by BankUnited. The Executive agrees that at the termination of his employment, for whatever reason, he will return to BankUnited immediately any and all documents in whatever form that are in his possession or control and that contain, reflect or refer to confidential information or trade secrets.

          9.3  During the Term of this Agreement and for a period of eighteen
(18) months thereafter within all counties where BankUnited, FSB or its subsidiaries have branches or offices, including any extension, the Executive shall not, either directly or indirectly, or for himself or through, on behalf of, or in conjunction with any other person, persons or legal entity, own, maintain, operate, engage in, assist, be employed by, or have any interest in any business engaging or planning to be engaged in banking or offering other financial services offered by BankUnited, in any respect.

          9.4  During the Term of this Agreement and for a period of eighteen
(18) months thereafter, Executive shall not, except if this Agreement is terminated as a result of a Change of Control:

               (a) either directly or indirectly, employ, retain the services of, or seek to employ or retain the services of any person who is at that time or was within the previous six (6) months employed by, or providing services to BankUnited or BankUnited, FSB, without the prior express written permission of BankUnited, which BankUnited may in its absolute discretion withhold;

               (b) either directly or indirectly solicit or contact customers of BankUnited or BankUnited, FSB which solicitation is for or on behalf of any entity engaged in or seeking to be engaged in BankUnited's banking or financial service business, or in direct competition with BankUnited.

               (c) In the event of a violation of the provision of this Section, the Executive's rights to receive grants of the Company's Class A Common Stock shall terminate and no additional shares shall vest or be granted as provided in paragraph Section 4.8

               (d) The Executives direct or indirect ownership in Casita Mortgage Co. during its liquidation period shall not be deemed a violation of this Agreement.

          9.5 Executive and BankUnited warrant that it is their intention to agree to restrictions on disclosure of confidential information and on competition that are as broad as permitted by Florida law (save only for the 18 month limitation set forth in paragraph 9.3) and hereby agree to subscribe to any expansion of the recited agreements as may be authorized by any subsequent amendment to, or interpretation of Florida Statute Section 542.335 (2000) or any other Florida law. For purposes of this non-competition provision, the Executive shall be deemed retained by BankUnited during any period of time in which he receives compensation from BankUnited or its successors.

          9.6 The Executive acknowledges that Section 9 is reasonably necessary to protect the business interest of the Company and that the provisions of
Section 2 and Section 9 are the essence of this Agreement for BankUnited and the Executive agrees that if he engages in activities prohibited by Section 9, irreparable harm to BankUnited will likely result, for which a remedy in the form of damages may not be ascertainable. Under such circumstances, the Executive acknowledges that BankUnited may seek temporary, preliminary or permanent injunctive relief against him in any court of competent jurisdiction upon three days written notice provided to the address listed in Section 16. This section shall not limit any other legal or equitable remedies BankUnited or its successors may have against the Executive for violation of this Agreement. The prevailing party in any action to enforce Section 9 of this Agreement shall be entitled to attorney's fees and costs.

     10. Representation By the Executive. The Executive represents and warrants as of the Commencement Date, that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, or subject to any governmental restriction, which would in any way restrict or prohibit him from undertaking or performing employment with the Company in accordance with the terms and conditions of this Agreement. The Executive further represents and warrants to the best of his knowledge as of the Commencement Date, that he is physically and mentally capable of performing all the essential function of the job and all duties reasonably assigned to him for the entire term of this Agreement.

     11. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations. In the event Section 162(m) of the Internal Revenue Code of 1988 shall be applicable to Executives' compensation, the Executive shall cooperate with the Company to restructure his compensation so as it to be fully deductible for income tax purposes; provided, however, such cooperation shall be on such terms, if any, as both the Executive and the Company agree, both utilizing good faith efforts to structure payments in such a manner that the Executive's total compensation, on a present value basis, is not diminished.

     12. Attorneys' Fees. The Company agrees to pay such reasonable attorneys' fees (not to exceed $15,000.00) as are incurred by the Executive with respect to advice and counsel concerning or related to the negotiation and preparation of this Agreement.

     13. Enforcement Costs Upon a Change of Control. The Company is aware that upon the occurrence of a Change of Control, the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under Section 6 of this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have Section 6 of this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under Section 6 of this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under Section 6 of this Agreement by arbitration, litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after the Commencement Date, it should appear to the Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations solely under
Section 6 of this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or in the event that the Company or any other person takes any action to declare Section 6 of this Agreement void or unenforceable, or institutes arbitration, litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to him under Section 6, and the Executive has acted in good faith to perform his obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights under Section 6. The reasonable fees and expenses of counsel selected from time to time by the Executive as herein above provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. Counsel so retained by the Executive may be counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in his sole judgment use of common counsel could be prejudicial to him or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and applicable to contracts entered into and to be performed entirely within the State of Florida.

     15. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or in the subject matter hereof.

     16. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Company:

          Alfred R. Camner, Chairman
          BankUnited Financial Corporation
          255 Alhambra Circle
          Coral Gables, Florida  33134

          If to the Executive:

          Ramiro Ortiz
          7250 S.W. 99 ST.
          Miami, FL 33156

          With a Copy to:

          Richard A. Josepher, Esq.
          Gutter Josepher & Ruffin
          100 W. Cypress Creek Road, Suite 900
          Ft. Lauderdale, Florida 33309

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

     17. Guarantee. BankUnited hereby agrees to guarantee the payment by BankUnited, FSB of any benefits and compensation to which Executive is or may be entitled to under the terms and conditions of the Agreement effective as of the 21st day of August, 2002 between the Bank and Executive, a copy of which is attached hereto as Exhibit A ("Bank Agreement").

     18. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

     19.  Successors; Binding Agreement.

          19.1 The Company shall require any successor, whether direct or indirect to all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation or otherwise, prior to or contemporaneously with such acquisition, by agreement in form and substance reasonably satisfactory to the Executive and his legal counsel, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such acquisition had taken place (to the extent not previously performed by the Company). As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any such successor which executes and delivers the agreement provided for in this Section
19.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          19.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          19.3 This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.

     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     21. Entire Agreement, Modifications and Waiver. This Agreement constitutes the entire agreement between the Company and the Executive with respect to its subject matter and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between the Company and the Executive with respect to such subject matter including, but not limited to, any employee manuals of the Company. No modification or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar), nor shall any such waiver constitute a continuing waiver. The failure of the Executive or the Company to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

     22. Non-Duplication. In the event that Executive shall perform services for BankUnited, FSB or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company and all of its direct or indirect subsidiaries, including BankUnited, FSB.

     23. Survival. The provisions of Section 9 shall survive the expiration of the Term of the Agreement plus extensions, if any, or termination of the Agreement.

     24.  Dispute Resolution-Arbitration.

          (a) This paragraph concerns the resolution of any controversies or claims between the Company and the Executive (except for claims arising under Section 9), whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement; (collectively a "Claim").

          (b) At the request of the Company or the Executive, any Claim shall be resolved by binding arbitration. The Company will pay the filing fees and arbitrator fees. The prevailing party to be awarded fees and costs.

          (c) Arbitration proceedings will be conducted by the American Arbitration Association or any successor thereof ("AAA"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

          (d) The arbitration shall be administered by AAA under employment rules and conducted in Florida. All Claims shall be determined by one arbitrator. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator, upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

          (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

          (f) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

     IN WITNESS WHEREOF, the Executive and, pursuant to the authorization from the Board, BankUnited has executed this Agreement as of the date first above written.

                        BANKUNITED FINANCIAL CORPORATION


                        By:   /s/ Alfred R. Camner
                           -----------------------------------------------------
                        Name: Alfred R. Camner

                        Title: Chairman of the Board and Chief Executive Officer



                        ATTEST:

                        By:  /s/ Marc Lipsitz
                            ----------------------------------------------------
                        Secretary   Marc Lipsitz



                        EXECUTIVE:

                        By: /s/ Ramiro Ortiz
                           -----------------------------------------------------
                        Name: Ramiro Ortiz

                        Amendment to Employment Agreement

     This Amendment to Employment Contract (the "Amendment") entered into this 23rd day of August, 2002, by and between Ramiro Ortiz ("Executive") and BankUnited Financial Corporation, a Florida corporation (the "Company").

                                    Recitals

     A. The Company and the Executive entered into an employment agreement on August 21, 2002 (the "Agreement").

     B. The Agreement provides in paragraph 2.1 Employment and Term that the "Commencement Date" shall be no sooner than the close of business on September 20, 2002.

     C.   The Executive and the Company desire to modify the "Commencement
Date",

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

     1. Section 2.1 Employment and Term is restated as follows:

          "The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein, for the period commencing August 23, 2002, (hereinafter the "Commencement Date") and expiring on September 30, 2007 (the "Term") unless sooner terminated as hereinafter set forth.

     2. All defined terms no otherwise defined herein shall be having the meaning as indicated in the Agreement.

     3. Except as modified by this Amendment, all other terms and conditoins of the Agreement remain in full force and effect.


BankUnited Financial Corporation         Executive:

By: /s/ Alfred R. Camner                 By: /s/ Ramiro Ortiz
    ----------------------------------      ------------------------------------
Name:  Alfred R. Camner                  Name: Ramiro Ortiz
Title: Chairman of the Board and
       Chief Executive Officer

ATTEST:

By: /s/ Marc Lipsitz
    ----------------------------------
Secretary:

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